Exhibit 99.1

May 28, 2010

Re:	KMP Futures Fund I LLC (the “Fund”)

Dear Investor,

Currently, the Fund allocates all of its assets to Winton Capital Management LLC (“Winton”), pursuant to its Diversified Program. Beginning July 1, 2010, Kenmar Preferred Investments Corp., the Fund’s managing member, intends to allocate a portion of the Fund’s assets to Graham Capital Management, L.P. (“Graham”), pursuant to its K4D-15V Program (formerly known as its Global Diversified Program at Standard Leverage), which is a systematic , technical broadly diversified program.

Graham’s K4D-15V Program utilizes multiple computerized trading models and offers broad diversification in both financial and non-financial markets, trading in approximately 100 global markets. It is intended to generate significant returns over time with an acceptable degree of risk and volatility. The computer models analyze on a daily basis the recent price action, the relative strength and the risk characteristics of each market and statistically compare the quantitative results of this data to years of historical data on each market. In addition to the trend system or systems at its base, the K4D-10V quantitative investment program has added other substantial trading strategies developed by Graham’s research department.

Initially, it is expected that the allocation will be 50% to Graham and 50% to Winton, although those percentage allocations may change over time.

An updated Confidential Information Memorandum for the Fund is enclosed for your review.

This letter is a notice of the change and no action is required on your part. If you have any questions or concerns, please do not hesitate to contact your Financial Advisor or alternatively, Kenmar Preferred’s Investor Services group at (914) 307-4000 or USfunds@kenmar.com.

Sincerely,

KENMAR PREFERRED INVESTMENTS CORP.

Managing Member for KMP Futures Fund I LLC

Enclosure

900 King Street, Suite 100 — Rye Brook, NY 10573 — Tel: 914.307.7000 — www.kenmar.com — Email: info@kenmar.com

NEW YORK	VIRGINIA	SINGAPORE